Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-159772 on Form S-3 of our report dated March 29, 2011 relating to the statements of financial condition of United States Commodity Funds LLC and Subsidiaries as of December 31, 2010 and 2009 appearing in this Current Report on Form 8-K of the United States Natural Gas Fund, LP.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
March 31, 2011